Exhibit 99.1

Diodes Incorporated Increases First Quarter 2013 Guidance After Completing BCD Semiconductor Acquisition

Plano, Texas – March 7, 2013 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today stated that it is increasing its guidance, excluding the impact of any purchase price accounting adjustments, for the first quarter of 2013. As previously announced, the acquisition of BCD Semiconductor (“BCD”) was completed on March 5, 2013 and BCD’s results of operations will be included as of March 1, 2013.

The revised guidance includes the expectation that revenue will range between $174 million and $180 million sequentially versus prior guidance for Diodes of $157 million to $170 million and for BCD of $33 million to $37 million, or a monthly rate of approximately $11 million to $12.3 million.

Gross margin is expected to be 24.5 percent, plus or minus 2 percent versus prior guidance for Diodes of 25.0 percent plus or minus 2 percent and for BCD of 22 percent plus or minus 2 percent.

Operating expenses are expected to be 23.0 percent of revenue, plus or minus 1 percent; the income tax rate for the first quarter is expected to range between 10 and 17 percent, and shares used to calculate GAAP EPS are anticipated to be approximately 47 million, all of which are the same as Diodes’ prior guidance.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding the expectation that: Diodes Incorporated increases first quarter 2013 guidance after completing BCD Semiconductor acquisition; it is increasing its guidance, excluding the impact of any purchase price accounting adjustments, for the first quarter of 2013; BCD’s results of operations will be included as of March 1, 2013; the revised guidance includes the expectation that revenue will range between $174 million and $180 million sequentially versus prior guidance for Diodes of $157 million to $170 million and for BCD of $33 million to $37 million, or a monthly rate of approximately $11 million to $12.3 million; gross margin is expected to be 24.5 percent, plus or minus 2 percent versus prior guidance for Diodes of 25.0 percent plus or minus 2 percent and for BCD of 22 percent plus or minus 2 percent; Operating expenses are expected to be 23.0 percent of revenue, plus or minus 1 percent; the income tax rate for the first quarter is expected to range between 10 and 17 percent, and shares used to calculate GAAP EPS are anticipated to be approximately 47 million, all of which are the same as Diodes’ prior guidance. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that BCD’s business will not be integrated successfully into Diodes’; the risk that the expected benefits of the acquisition may not be realized; the risk that BCD’s standards, procedures and controls will not be brought into conformance within Diodes’ operations; difficulties coordinating Diodes’ and BCD’s new product and process development, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of Diodes’ operations; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our business; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

# # #

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com